Exhibit 99.2

Final Transcript

Thomson StreetEventssm

Conference Call Transcript

TDW - Tidewater Annual Stockholders’ Meeting

Event Date/Time: Jul 14, 2011 / 03:00PM GMT

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater Inc. - Chairman, President, CEO

Jeff Platt

Tidewater Inc. - EVP, COO

Quinn Fanning

Tidewater Inc. - EVP, CFO

Stephen Wallace Dick

Tidewater Inc. - EVP

PRESENTATION

Dean Taylor - Tidewater Inc. - Chairman, President, CEO

Good morning. I’m Dean Taylor, Chairman, President, and CEO of Tidewater Inc. It’s my pleasure to welcome all of you to the Company’s 55th annual meeting of stockholders’. I will serve as Chairman of the meeting, and Clay Cambre, Corporate Counsel and Assistant Secretary, will act as Secretary of the meeting.

I call your attention to the agenda and rules of conduct that were prepared for the meeting. We will first take care of the formal business of the meeting and then report to you on the Company’s operations for fiscal 2011. We will respond to all stockholder inquiries and comments, but during the formal business of the meeting, we ask that you direct any questions or comments to the particular item of business under discussion. If you have any questions or comments not directly related to any of the formal matters under discussion, please save them for the informal question and answer period following the business portion of the meeting.

Before proceeding to the business of the meeting, I would like to make some introductions. Ten of our current directors, including myself, are present this morning, and each is a nominee for reelection as director. They are -- please stand when I mention your name -- Jay Allison, President and CEO and Chairman of Comstock Resources, Incorporated; Jim Day, retired Chairman and former CEO and President of Noble Corporation, current director of ONEOK, Inc. and EOG Resources, Incorporated, and current trustee of The Samuel Roberts Noble Foundation.

Morris Foster, former Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company, current Chairman of Stagecoach/Mill Creek Resort, former Chairman and current member of the Board of Regents of Texas A&M University; Wayne Leonard, CEO and Chairman of Entergy Corporation; Joe Netherland, retired Chairman and CEO of FMC Technologies, current director of FMC Technologies, Newfield Exploration Company, and Spectra Energy.

Richard Pattarozzi, former Vice President of Shell Oil Company E&P, former President and CEO of Shell Deepwater Development, Incorporated and Shell Deepwater Production, Incorporated, current non-executive Chairman of the board of Stone Energy Corporation, current director of Global Industries, Limited, and FMC Technologies; Nick Sutton, Chairman and CEO of Resolute Natural Resources Company and affiliated entities, founder and former Chairman and CEO of HS Resources, Incorporated, former director of Kerr-McGee Corporation.

Cindy Taylor, President and CEO and director of Oil States International, Incorporated; Jack Thompson, Management Consultant, former Vice Chairman of Barrick Gold Corporation, former Chairman and CEO of Homestake Mining, Incorporated.

Unable to attend today’s meeting, due to schedule conflicts, are two of our current directors, who are also nominees for reelection, Richard du Moulin, President of Intrepid Shipping, former Chairman and CEO of Marine Transport Corporation, Director of Teekay Tankers and Globe Wireless, Incorporated, and Jon Madonna, former Chairman, President, and Chief Operating Officer of DigitalThink, Incorporated, former President and CEO of Carlson Wagonlit Travel, former Vice Chairman of Travelers Group, former Chairman and CEO of KPMG, current director of AT&T Corporation, Freeport-McMoran Copper & Gold, Incorporated.

I will now introduce the officers of Tidewater, Incorporated and Tidewater Corporate Services, Limited and ask each to rise as introduced. Jeff Platt, Executive Vice President and Chief Operating Officer; Quinn Fanning, Executive Vice President and Chief Financial Officer, Joe Bennett, Executive Vice President, Chief Investor Relations Officer; Bruce Lundstrom, Executive Vice President, General Counsel, and Secretary.

William Brown, Vice President; Craig Demarest, Vice President, Principal Accounting Officer, and Controller; Kevin Carr, Vice President, Taxation; Matt Mancheski, Vice President, Chief Information Officer, and Chief Strategic Planning Officer; Debbie Willingham, Vice President and Chief Human Resources Officer; Darren Vorst, Vice President and Treasurer.

Unable to attend today’s meeting are two of our Vice Presidents, Mark Handin and Nelson Greer, and a Senior Vice President, Gerry Kehoe.

Also with us today are our former Chairman, Bill O’Malley. Bill, would you please stand? Bill is the architect of our world-class safety program, as well as many other great initiatives at Tidewater, couple of outstanding mergers. And we also have John Laborde, our former Chairman of 38 years. John, would you please stand, please? John, of course, ran the Company from almost its day of inception for 38 years, until he was relieved by Bill.

We have Victor Koock, former General Counsel and Secretary of the Corporation. Victor? And we also have Vince Nunez. I see you up there, Vince. Vince was in charge of our personnel department for many, many years, responsible for manning our fleet worldwide.

Also in attendance at today’s meeting is Tim Poche of Deloitte & Touche. Tim, would you rise, please? The Company’s independent registered public accounting firm. Should any stockholders desire to address any inquiries to Tim, relating to the financial position of the Corporation, he will be happy to respond during the question and answer session that follows the business portion of the meeting.

Tidewater has a very active audit committee, all of the members of which are outside directors. Eight meetings of this very important committee were held during the past year. We have with us today Richard Pattarozzi, who is our lead director. Should any of you have any questions relating to the activities of the audit committee, I’m sure that Rich would be pleased to respond appropriately during the question and answer session of this meeting.

We will now proceed with the formal agenda of the meeting. This meeting is being held pursuant to notice mailed on June 10, 2011, to each shareholder of record of May 27, 2011. All documents concerning the call and notice of the meeting will be filed with the records of the meeting.

I’ve been informed that immediately prior to the commencement of the meeting, holders of 46,053,111 shares of the Company’s voting stock were present in person or in proxy. This is approximately 89% of the outstanding voting stock of the Company. I declare a quorum present at the meeting, and on behalf of the Board of Directors of the Company, we express our appreciation to our shareholders who returned their proxies.

Before proceeding with the meeting, I would like to describe the voting procedure. If any shareholder present has already submitted a ballot by proxy, it is not necessary to vote by ballot. Those of you who requested ballots so that you could vote individually were provided them when you entered the meeting. If anyone needs a proxy card or ballot, please raise your hand, and one will be delivered to you.

The first matter to be acted upon is the election of 12 directors to serve for a term of one year. The nominees are M. Jay Allison, James C. Day, Richard P. du Moulin, Morris E. Foster, J. Wayne Leonard, Jon C. Madonna, Joseph H. Netherland, Richard A. Pattarozzi, Nicholas Sutton, Cindy B. Taylor, Jack Thompson, and myself, Dean Taylor. Information about the nominees is included in the proxy statement.

The Company has not received timely notice of any other nominations by a shareholder, as required under the bylaws. Therefore, I declare the nominations closed. If there are no questions, I will proceed to the next item of business.

The next order of business is to approve the compensation of our named executives, as disclosed in the proxy statement, the say-on-pay vote. If there are any questions, please so indicate. If there are no questions, I’ll proceed to the next item of business.

Next order of business is to determine how often we hold our say-on-pay vote, whether every year, every two years, or every three years. If there are no questions, I will proceed to the next item of business.

Next order of business is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Corporation and its subsidiaries for the fiscal year ending March 31, 2012. The selection of Deloitte & Touche as the Company’s independent registered public accounting firm for 2012 has been submitted for ratification at this meeting. If there are no questions, I will now proceed to the next item of business.

At this time, if anyone has not turned in his proxy card or ballot, please raise your hand, and an usher will collect them. I now declare the polls closed. I now ask Jeff Platt and Quinn Fanning to report on the operational and financial state of the Corporation. Jeff?

Jeff Platt - Tidewater Inc. - EVP, COO

Thank you, Dean. Good morning, everybody. I’m very happy to be here to walk you through a little bit of the operational side of Tidewater this morning. First, before we get started, we have the Safe Harbor statement that we can satisfy all the lawyers that we’ve flashed that up in front of everybody.

This is the Tidewater Enabler, and just quickly, this is a 310 foot PSV -- multipurpose PSV working in West Africa. It’s probably state of the art for Tidewater, with a helideck, marine crane and moon pool. It’s a part of our reinvestment in the fleet and really extends the capabilities of the vessels that we offer to our clients.

As we start any Tidewater meeting, safety is first up for us, and that’s the first service that we provide to our clients and to our personnel. We use this visualization, in that, just like holding a snake, that if Tidewater personnel if we forget about attention to safety or doing the jobs correctly, just like that snake can turn and bite you, safety on our vessels and in the operations that we perform for our clients can turn into a very tragic accident. So, holding that snake and paying attention to safety is job one for Tidewater and the men and women of Tidewater worldwide.

In looking at our performance, going back to 2002, this is a graph showing Tidewater in the orange rectangle, as compared to several other companies that absolutely are known for their dedication and safety performance. Tidewater, the orange rectangle, you can see the overall trend is down. This is the total recordable incident ratio, which is the number of incidents per 200,000 man-hours worked. It allows companies of various sizes to come up with an index to see how you’re doing. Very pleased to say that Tidewater is leading this pack. Our TRIR in calendar year -- fleet TRIR in calendar year 2010 was 0.15.

Tidewater strengths really range from where we operate worldwide, and really, the international side of our business is the real strength for Tidewater. What that brings to the table or what we bring to the table is a unique operational footprint globally. No other company no other service company that we compete against brings the same number and breadth of operations worldwide. We’ve been doing the international for over 50 years, and we continue to go with our clients to where the action is.

Unmatched scale and scope of operations. As I said, not only a geographic reach, but the total breadth of the service offerings that Tidewater brings to the table uniquely place us as, hopefully, the preferred provider of marine services to our clients worldwide. The international market typically brings with it more growth. There’s a lot more activity internationally than domestically. Typically, the contracts are longer in length, which allows higher utilization for our equipment and also, hopefully, higher day rates overall. At the end of the day, when you see who we operate for, we have a solid customer base in both national oil companies and international offshore companies.

In looking at the map worldwide, before I walk through where the vessels are deployed, this is our boots on the ground map. The boots actually represent Tidewater locations where we’ve got operational management, financial management to support our operations and support our clients’ needs. Typically, Tidewater does not operate through third party or agents. In effect, we put our own people on the ground. We think, at the end of the day,that gives us a competitive advantage and provides the best service for our clients and ultimately provides the best return for the Company.

In looking at our largest geographic concentration of vessels, it’s in West Africa 129 vessels, which is about 47% of the vessel fleet. Would say that also includes three vessels that are operating in East Africa. The East Africa operation you can see the two lone footprints over here. This is actually a bit of a growth area for us. We’ve done well, and I think our clients have had some success. That actually should be a real growth area for us going forward.

In Central and South America, 54 vessels, which represents about 20% of the fleet. Again, the two primary markets here are the Mexico and Brazil. In the Europe and Mediterranean, 40 vessels. We’ve recently had an award at Saudi Aramco, where there will be a growing this. We look at that, again, as a real growth potential for us. 40 vessels about 14% of the fleet.

In the Far East, 35 vessels. That runs everywhere from Australia up through China. At the close of the fiscal year, we had six vessels operating in China included in the 35. And then, domestically, here in the US, 16 vessels, most of which are in the Gulf of Mexico, with two vessels operating out on the California coast.

Overall, when you sum it up, today, 2011, we’re about 94% international, 6% domestic. Just to give a comparison, if you go back to 2000, we were about 62% international, 38% domestic. It’s not that we have a bias for or against any one market. In effect, we go where the activity is, and the overall activity has migrated, really, out of the Gulf of Mexico, out of the domestic, and the international markets have really grown, as has our business internationally.

When you look at the reinvestment into the fleet, which we’ve been underway for some time, going back to January, 2000, we’ve made commitments on or about 250 vessels for about $3.8 billion reinvestment. Again, that’s recapitalizing the fleet, getting the right equipment to serve our clients, both today and looking forward as to what the needs would be. In individual vessel types, anchor handling tow supply, right at 199, PSVs 84, crew boats and tugs, 67. That totals up about 250 ships committed to since January, 2000.

When you look at more recent activity, in fiscal year ‘11, we had 29 additional vessels delivered into the fleet over the last fiscal year, and when you look at the end of March, 2011, our fleet included 193 new vessels that had less than 5.5 years age. And this isn’t a stagnant situation. We are continuing to add to the fleet and grow it.

When you look at what we have under construction, as of March 31, we had 36 vessels. You look at the segments anchor handlers, 15, PSVs, 20, one crew and tug. That’s a crew boat that’s under construction. The delivery schedule for us going forward 25 in fiscal year ‘12, 10 in fiscal year ‘13, and one thereafter. This represents a capital expenditure of about $370 million fiscal year ‘12, $110 million in fiscal year ‘13, and $16 million in fiscal year ‘14.

In drilling down a little bit, to what we accomplished in the current fiscal year -- last fiscal year, fiscal year ‘11, by quarter, we added nine vessels in the first calendar -- or fiscal quarter. Excuse me. Eight in the second, ten in the third, and then, two in the fourth. So, a total, again, of 29 vessels were committed to in the fiscal year, and this represents about a $600 million commitment financially.

And this isn’t the end. Since that time, although this is a presentation on fiscal year ‘11, to give you an idea what we’re doing. Since the end of the fiscal year, since March 31, 2011, we’ve made commitments for an additional seven vessels, approximately about $140 million were finalized. So, the work continues to reinvest and grow the fleet for the Company. And with that, I’ll turn it over to Quinn Fanning.

Quinn Fanning - Tidewater Inc. - EVP, CFO

Thank you, Jeff. I think what I’ll use my time for is to review a bit of a report card, focusing on recent financial results, the Company’s financial position as of the end of the last fiscal year, March 31, and also spend a little bit of time on the financial policies that will guide our Company in the quarters and the years to come.

I’ll start first with an eight year -- essentially a fully cycle -- recap of earnings per share and return on equity. This slide, I believe, will highlight for you that, prior to the recent industry downturn, we had a very strong track record in terms of earnings growth and earnings per share growth. That six year period that leads up to the downturn was about a 32%, I believe, compounded growth rate earnings per share.

You can also see, from the return on equity statistics at the bottom, that we believe we’ve been careful stewards of the capital that you have entrusted to us. It’s also worth highlighting that the capital base we’re referring to there is one that is very moderately leveraged. At year end fiscal 2011, we had about 15% net debt to total book capital as a leverage statistic, so these returns on equity that we have historically generated have been without significant amounts of financial leverage.

I think the other thing that is worth highlighting is in the recent two fiscal years, you’re primarily seeing two dynamics driving results. One is the industry downturn that followed the financial crisis and the global economy rolling over. And also, significant investment on the part of Tidewater, as Jeff just described for you a few minutes ago, which has had a depressing effect on returns on capital and ultimately, return on equity.

In the last fiscal year, we were operating in the mid single digits, in terms of returns on assets -- excuse me, in terms of return on assets. That’s a little bit less than our weighted average cost of capital, but it’s also worth noting that it is slightly north of where we are funding the fleet renewal program -- our marginal cost of capital.

Our expectation on a go forward basis is that you’ll see higher highs and higher lows, demonstrating, we believe, that you can create value on a through cycle basis in the oilfield services industry and the offshore supply vessel business, in particular. And that’s without excessive amounts of financial leverage and without a business plan or investment strategy that is predicated upon “timing” the oilfield cycle.

This next slide, I think, will demonstrate for you the prudent approach that we have taken in financing the business. This is a 12 year recap that covers the period that Jeff was describing as our fleet renewal and replacement program. The bars that you see here in the orange is cash flow from operations. The gold there is the... Excuse me, the orange [bar] is capital expenditures. The gold [bar] is dividends, and the royal blue [bar]

would represent share buybacks. So, collectively, that is our use of funding over this 12 year period. The black line that you see going across the top is cash flow from operations.

And what this demonstrates for you is that we’ve essentially self financed the entire investment program that Jeff was describing, meaning that cash flow from operations and proceeds from the disposition of legacy assets essentially funded the investment program that we’ve been talking about.

At year end, 2011, we had about $500 million of net debt. Again, that’s about 15% of our total capital base and about half of the almost $1 billion that we’ve returned to shareholders during this period of time in the form of dividends and share repurchases.

Looking at more recent financial results... Again, this is primarily reflecting an industry downturn over the last couple of years. In particular, for Tidewater, year over year revenue was down about 10% and about 25% over the last two years. Earnings were down about 50% over the last year and about 70% over the last two years.

Throughout this challenging period, I can assure you that we have been working rather than waiting. There’s a number of things we’ve accomplished during this period of time. In particular, we have controlled operating costs and capital costs; we believe we have significantly up tiered relationships with key customers; we have better penetrated geographic markets, such as Saudi Arabia, as Jeff described (and we believe many of these markets that we’ve focused on have better than average growth prospects); and, as I’ve mentioned earlier, we’ve made substantial investments, not just in the new generation of vessels that we’re now operating, but also in our infrastructure and in our people. These efforts, we believe, will position us for the expected upturn in the OSV business, perhaps, the early innings of which we’re seeing as we gather here today.

Again, turning to our financial position, you can see, as of yearend, we remain very conservatively capitalized, both in terms of leverage and liquidity. [We had] about a quarter billion dollars of cash on the balance sheet. As I mentioned earlier, [leverage at year end was] 15% net to net book capitalization. And [we have] a $2.5 billion equity base.

As Jeff noted, we have stepped up our capital commitments in recent quarters, and we’ll continue to do so as economically attractive opportunities continue to present themselves. We expect that these capital expenditures will exceed our operating cash flow in the near-term, and, as a result, we will moderately increase our leverage.

I will underscore, however, that we intend to maintain the strong financial profile that has characterized Tidewater for many, many years, and our expectation is to continue to maintain a strong investment grade credit profile. Balancing this objective, however, is our willingness -- and our intent -- to take advantage of opportunities. We believe asset pricing is particularly attractive, and again, if those opportunities present themselves, we expect to act.

As we try to balance these two considerations -- optimism] and prudency -- we believe that the right balance is somewhere around 35% net debt to net book capitalization as probably a ceiling, in terms of the leverage that we’re comfortable with on any protracted basis. As you see here at the bottom, the total liquidity, including the cash on the balance sheet and available credit facilities, total in excess of $800 million as of the end of the fiscal year.

As I mentioned, we have been investing at a pace that is exceeding our operating cash flow. As a result, it’s probably worth spending a bit of time on the recent financings that we’ve completed in order to accomplish that.

Over the period of the fiscal year, we’ve raised about $1 billion in the capital markets, the first piece of which was a private placement that we priced in September and ultimately closed on the last piece in December of 2010. This was a series of bullet notes ranging from five to 12 years in maturity, with an average life of about nine years. The average coupon was about 4.25%.

We followed that up with a $575 million bank facility that was good for five years. And the pricing is also very attractive, at LIBOR plus 1.5% at our current leverage, though there’s a leverage-based pricing grid that’s competitive as well. Two pieces to this, as we’ve previously disclosed, one of which is a term loan that will be available to us through the end of this month and then, a revolving credit facility that will be available for the full five years.

When I referenced the term loan as “being available to us,” it’s available to draw down, and then it would mature at the end of the five year period, if we chose to use it. It’s also worth highlighting that both of these financings were oversubscribed, which gives us confidence that if we need additional capital, it will be available to us on competitive, if not compelling, terms. This gives us some comfort as we move forward.

I think it’s also worth highlighting that for many of our peers, particularly our Norwegian peers, it’s not uncommon for them to be financing at 11% or 12% interest rates, and it’s very important when you think that, in an industry downturn, we’re earning 5% on our asset base, and while Tidewater is not necessarily generating the wide spread relative to our funding costs as we’d like to, we are operating at a positive spread to our funding costs. Others, however, are essentially financially at a loss, hoping that the industry is going to turn up at some point. That also may create opportunities for us.

Also worth noting that we have limited draws on our cash, as a result of the financings that we’ve done. In fiscal ‘12, you’ll see here that we have less than $50 million in debt maturities.

I think I’ll wrap it up with, really, two things.

First is how we’ve been performing on an absolute and relative basis as a share of stock. As you can see here, over the period that is shown of five years, we are essentially at or above the broader market indices. You see here the S&P 500 and the Dow Jones Industrial Average. Tidewater has underperformed a bit, relative to other oilfield services companies. The index that you see here is the the Philadelphia oilfield services index, or the OSX.

It’s also worth noting that the driver of that index is generally the large, diversified oil field services companies, such as Schlumberger, Halliburton, and Baker Hughes, which have recently performed very well, in part, because they have more leverage than we do to the North American onshore market. And those of you that follow these things know that the shale plays that have been really booming in the last year or so have required a lot of pressure pumping investment, and those are the companies that provide that, and their stocks have reflected, perhaps, their early cycle leverage, and we tend to lag that a bit.

The other thing I’d mention here is that based on conventional valuation metrics, such as price to book, price to cash flow, or price to earnings, Tidewater tends to trade at or modestly below our peers. This would include both the domestic companies and international companies we compare ourself to. We also have a capital base that tends, as I mentioned earlier, to have less leverage.

I think, probably, the thing that I would focus on, rather than recent relative performance or current relative valuation, though, is where do we go from here?

What I will focus on is what we believe is very significant earnings leverage to an improvement in the market. We’ve talked about our investments already, and here, what do you see is just with our new fleet.

At current utilization and day rates we would earn $4.00 per share, just from those vessels that are in the fleet that are new today, excluding all the others. And over time, we expect the older vessels to ultimately be retired and we will continue to make additional investments.

We believe the industry is improving. As it does, you’ll see, hopefully, first, utilization improvements and then, day rate improvements. Just to start running some scenario analysis, with modest improvement in day rates,, [EPS improved to $5.60.]

We can even take it one step further and assume, essentially, full utilization, which about 90% when you include dry docking time and things such as that, and another 10% improvement in day rates, what you’ll see here is really an extraordinary leverage to an improved market. Tidewater, on this basis, could generate $0.75 billion in EBITDA and $9.00 a share in earnings per share, and we really think that’s the story of the Company, and why we believe that a share in Tidewater is a very compelling investment --if you’re focused on the long-term and you believe in the fundamentals of the overall oilfield services sector and the offshore supply vessel business, in particular.

And with that, I’ll turn it back to Dean.

Dean Taylor - Tidewater Inc. - Chairman, President, CEO

Those of you who have been around for a while may notice that we didn’t include, as among our officers this year, Stephen Wallace Dick, who has been a fixture at this Company for 38 years. Steve started as a mate -- in our tugboat fleet, became a port captain in Wari, Nigeria, was promoted to an operations manager in Ravenna, Italy.

Ran our business in Italy, then went to Brazil, and from there, he went to Dubai. From there, he went, actually, to another company, and then, went to Egypt, came back to our Company and has risen to the position of Executive Vice President, where, ultimately, he was in charge of, basically, what has become our business recapitalization effort.

And he has just done a magnificent job in every assignment that he was given. He and his wife, Claire, would go anywhere, do anything, and we have a few pictures to show that might reflect some of Steve’s time with the Company. This is what he looked like when he graduated from Maine Maritime Academy in 1971 and looks like a rakish, devilish sort of fellow, and, of course, history proved that to be true. And here we are, 38 years later, not quite as thin as he once was, but certainly, as handsome as he’s ever been.

And here are some pictures of Steve in his various points of his career. I think the top left picture is him in Egypt. Top right is Steve and Jeff enjoying a moment at one of our regional managers meetings. Bottom left is Steve and Joe Bennett and Keith Lousteau , our former CFO, and bottom right, Steve and his lovely wife, Claire.

One of the things, I think that’s been characteristic of this Company is that the Company has been filled with people who were willing to go anywhere and do anything, and if there was ever an epitome of that in this Company, it’s Stephen Wallace Dick and his wife, Claire. And I’d like to thank you, Steve, for all that you did for our Company. We’re going to miss the heck out of you. We will continue to have a relationship with you as a consultant, but it’s not going to be the same. We’re going to miss you, and we wish you God’s speed and a wonderful, wonderful retirement.

We have a proclamation that was signed by our Board of Directors, and I’d like to read it, if I could. It is a resolution to honor Stephen Wallace Dick for the lifetime achievements during 38 years of dedicated service at Tidewater.

Whereas, on May 3, 1971, Stephen Wallace Dick was hired as a mate on board offshore tugs in the Gulf of Mexico, whereas, his duties and responsibilities over the years included his working and living in Louisiana, Nigeria, Italy, Brazil, Dubai, Egypt, Aberdeen, Cameroon, and finally, Houston, whereas, his experience has spanned global operations, international sales, engineering, and technical services, Quality Shipyards management and vessel acquisitions and dispositions, whereas, he has excelled in his varied roles throughout his life, including as an employee, citizen of the community, husband, father, grandfather, storyteller, mentor, and friend. Therefore, be it resolved that the Board of Directors of Tidewater, Inc., with grateful appreciation does hereby acknowledge, commend, and honor Stephen Wallace Dick, whose character, sense of humor, wisdom, work ethic, and knowledge has helped to build a strong Tidewater culture, of which we are proud today. Signed by our Board of Directors.

So, Steve, we have a framed copy of this declaration that we’ll give you in just a minute, and I’m going to go on now to an award, that we instituted a year ago, called the Chairman’s Award. And the Chairman’s Award is to recognize an individual or a team that has performed heroic acts of in time of crisis. Last year, the the crew of the Damon B Bankston received the award for their rescue of the crew of the Deepwater Horizon.

Other qualifications for the award would include significantly something that has significantly impacted Tidewater’s business, significantly contributed to our customer success or relationships, has had a breakthrough idea or contribution resulting in significant improvements for the Corporation, went above and beyond normal duties and responsibilities to achieve greatness.

And, Stephen Wallace Dick, you have done all of the above, and you win this year’s Chairman’s Award. So, if you’d come forward and receive both gifts.

Stephen Wallace Dick - Tidewater Inc. - EVP

Thank you.

Dean Taylor - Tidewater Inc. - Chairman, President, CEO

Want to say anything?

Stephen Wallace Dick - Tidewater Inc. - EVP

I don’t have to, do I?

Dean Taylor - Tidewater Inc. - Chairman, President, CEO

No, you don’t have to.

Stephen Wallace Dick - Tidewater Inc. - EVP

The only thing I would like to say ,is a lot of people in this room have helped me with advice, with help with guidance, and I thank all of you. Thank you.

Dean Taylor - Tidewater Inc. - Chairman, President, CEO

Will the Secretary please hand me the results of the balloting? The results show that the proposal has passed by the required votes, that all directors standing for election have been reelected by comfortable majorities. I hereby declare that the nominees for director have been duly elected, that the compensation paid to the named executives has been approved, that an annual say-on-pay vote has been approved, and that the appointment of Deloitte & Touche as the independent registered public accounting firm for the Corporation for fiscal 2012 has been duly ratified.

We now come to that part of the agenda providing for general questions and discussion. Anyone wishing to address the meeting should rise. After recognition by the chair, please state your name and city of residence, indicate whether you are a shareholder or a proxy for a shareholder, and proceed with your question or comment.

Since there’s no questions and no discussions, this brings us to the conclusion of our meeting. I’d like to express my appreciation to all of you attending today, including our employees, shareholders, customers, suppliers, advisors, and friends, and I thank you for cooperation, support, and friendship. This meeting is adjourned. Thank you.

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